Exhibit 16

                                          August 6, 1998



Insilco Holding Co.
425 Metro Place North
5th Floor
Box 7196
Dublin, Ohio 43017

Ladies and Gentlemen:

         We have been advised that as of the date of this letter, Water Street Recovery Fund I, L.P. ("Water Street") may be deemed to be an "affiliate" of Insilco Corporation, a Delaware corporation ("Insilco"), immediately prior to the Reorganization Effective Time and Insilco Holding Co., a Delaware corporation ("ExistingSub") immediately after the Reorganization Effective Time, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 24, 1998, as amended (the "Agreement") among Insilco, ExistingSub and Silkworm Acquisition Corporation ("MergerSub"), the Reorganization Merger will occur pursuant to which Insilco will merge with and into a subsidiary of ExistingSub, with Insilco continuing as the surviving corporation and as a result thereof Insilco will become a wholly owned subsidiary of ExistingSub. Immediately after the Reorganization Merger, the Merger will occur pursuant to which MergerSub will merge with and into ExistingSub, with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Any capitalized term used but not defined herein shall have the meaning set forth in the Agreement.

         As a result of the Reorganization Merger, Water Street will receive one share of ExistingSub's Common Stock, par value $0.001 per share ("ExistingSub Securities") and $0.01 in cash, in exchange for each share owned by it of Insilco's Common Stock, par value $0.001 per share. As a result of the Merger, in exchange for each share of ExistingSub Securities received by it in the Reorganization Merger, Water Street will receive an amount in cash and be entitled to retain a certain number of shares of common stock of the Surviving Corporation (the "Surviving Corporation Shares") determined on the basis of a fixed exchange ratio.

         We represent, warrant and covenant to Insilco and ExistingSub that as of the date Water Street receives any ExistingSub Securities as a result of the
Mergers:



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               A.   Water Street shall not make any sale, transfer or other
                    disposition of the ExistingSub Securities in violation of the Act or the Rules and Regulations.

               B. We have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon Water Street's ability to sell transfer or otherwise dispose of the Surviving Corporation Shares to the extent we felt necessary with its counsel or counsel for Insilco.

               C. We have been advised that the issuance of Surviving Corporation Shares to Water Street pursuant to the Mergers has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, we have also been advised that, since at the time the Mergers were submitted for a vote of the shareholders of Insilco, Water Street may be deemed to have been an affiliate of Insilco and the distribution by it of the Surviving Corporation Shares has not been registered under the Act, Water Street may not sell, transfer or otherwise dispose of the Surviving Corporation Shares issued to it in the Mergers unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to ExistingSub, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. We understand that Surviving Corporation is under no obligation to register the sale, transfer or other disposition of the Surviving Corporation Shares by Water Street or on its behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available other than pursuant to the Registration Rights Agreement between Existing Sub and Water Street.

               E. We also understand that unless the transfer by Water Street of its Surviving Corporation Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 or any other applicable exemption from the registration requirements under the Act, the Surviving Corporation reserves the right to put the following legend on the certificates issued to Water Street's transferee:

                    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT


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                    OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD,
                    PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legend set forth in paragraph E above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legend shall be removed if the Surviving Corporation receives from Water Street either an opinion of counsel (which opinion of counsel must be reasonably satisfactory to the Surviving Corporation) or a "no action" letter obtained by me from the staff of the Commission, in either case to the effect that the restrictions imposed by Rule 145 under the Act no longer apply.

         Execution of this letter should not be considered an admission on Water Street's part that Water Street is an "affiliate" of Insilco or ExistingSub as described in the first paragraph of this letter or as a waiver of any rights Water Street may have to object to any claim that it is such an affiliate on or after the date of this letter.

                                       Very truly yours,



                                       /s/Terence M. O'Toole
                                       Water Street Recovery Fund I, L.P.
                                       By:   GOLDMAN SACHS & CO.
                                             General Partner

                                       By:   Terence M. O'Toole
                                             Managing Director

Accepted this      day of
August, 1998 by

Insilco Holding Co.


By:
   Name:  Kenneth H. Koch
   Title: Vice President, General Counsel and Secretary



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